Exhibit 2.1

PLAN AND AGREEMENT OF MERGER

AMONG

COLUMBIA BANKING SYSTEM, INC.

COLUMBIA STATE BANK

AND

MOUNTAIN BANK HOLDING COMPANY

MT. RAINIER NATIONAL BANK

Dated as of March 28, 2007

i

	3.1.7	Material Agreements	17
	3.1.8	Knowledge as to Conditions	18
	3.1.9	Brokers and Finders	18
	3.1.10	Loan and Lease Losses	18
	3.1.11	Governmental Filings; No Violations	18
	3.1.12	Compliance with Laws	19
3.2	MBHC’s and the Bank’s Additional Representations		19
	3.2.1	Asset Classification	19
	3.2.2	Investments	20
	3.2.3	Properties	20
	3.2.4	Anti-takeover Provisions	20
	3.2.5	Litigation	20
	3.2.6	Taxes	21
	3.2.7	Insurance	22
	3.2.8	Labor Matters	22
	3.2.9	Employee Benefits	22
	3.2.10	Environmental Matters	24
3.3	Columbia Additional Representation		25
3.4	Exceptions to Representations		25
	3.4.1	Disclosure of Exceptions	25
	3.4.2	Nature of Exceptions	26

SECTION 4. CONDUCT AND TRANSACTIONS PRIOR TO CLOSING			26

4.1	Conduct of Business Before Closing		26
	4.1.1	Availability of MBHC’s and the Bank’s Books, Records and Properties	26
	4.1.2	Ordinary and Usual Course	26
	4.1.3	Conduct Regarding Representations	28
	4.1.4	Maintenance of Properties	28
	4.1.5	Preservation of Business Organization	28
	4.1.6	Senior Management; Board of Directors	29
	4.1.7	Compensation and Employment Agreements	29
	4.1.8	Update of Financial Statements	29
	4.1.9	Title Reports	29
	4.1.10	Review of Loans	30
	4.1.11	Conduct of Columbia’s Business Before Closing	30
4.2	Registration Statement		30
	4.2.1	Preparation of Registration Statement	30
	4.2.2	Submission to Shareholders and Regulatory Authorities	31
4.3	Affiliate Letters		31
	4.3.1	Affiliate List	31
	4.3.2	Restrictive Legends	32
4.4	Submission to Regulatory Authorities		32
4.5	Announcements		32
4.6	Consents		32
4.7	Notice		32
4.8	Confidentiality		32
4.9	Update of Financial Statements		32
4.10	Availability of Columbia’s Books, Records and Properties		33
4.11	Blue Sky Filings		33
4.12	Tax Treatment		33

4.13	Best Efforts		33
4.14	Acquisition Proposals and Superior Proposals		33
	4.14.1	No Solicitation	33
	4.14.2	Exceptions	33
	4.14.3	Termination of Existing Discussions	34
	4.14.4	Definitions	34

SECTION 5. APPROVALS AND CONDITIONS			34

5.1	Required Approvals		34
5.2	Conditions to Obligations of Columbia and CB		35
	5.2.1	Representations and Warranties	35
	5.2.2	Compliance	35
	5.2.3	Equity Capital Requirement	35
	5.2.4	Merger Fees	35
	5.2.5	Merger Fees Statements	36
	5.2.6	No Material Adverse Effect	36
	5.2.7	Financial Condition	36
	5.2.8	No Governmental Proceedings	36
	5.2.9	Real Property Matters	36
	5.2.10	Corporate and Shareholder Action	36
	5.2.11	Tax Opinion	36
	5.2.12	Opinion of Counsel	37
	5.2.13	NASDAQ Listing	37
	5.2.14	Affiliate Letters	37
	5.2.15	Registration Statement	37
	5.2.16	Consents	37
	5.2.17	Fairness Opinion	37
	5.2.18	Blue Sky Filings	38
5.3	Conditions to MBHC’s Obligations		38
	5.3.1	Representations and Warranties	38
	5.3.2	Compliance	38
	5.3.3	No Material Adverse Effect	38
	5.3.4	No Governmental Proceedings	38
	5.3.5	Corporate and Shareholder Action	38
	5.3.6	Tax Opinion	38
	5.3.7	Opinion of Counsel	39
	5.3.8	Fairness Opinion	39
	5.3.9	NASDAQ Listing	39
	5.3.10	Registration Statement	39
	5.3.11	Blue Sky Filings	39

SECTION 6. DIRECTORS, OFFICERS AND EMPLOYEES			39

6.1	Directors		39
6.2	Officers’ Contracts		39
6.3	Employee Benefit Issues		39
	6.3.1	Comparability of Benefits	39
	6.3.2	Treatment of Past Service	39
	6.3.3	No Contract Created	40

6.4	Indemnification; D&O Insurance		40
	6.4.1	Indemnification Under Washington Law and MBHC’s and the Bank’s Articles/Bylaws	40
	6.4.2	Indemnification by Columbia	40
	6.4.3	Procedural Matters	40
	6.4.4	Insurance	41
	6.4.5	Indemnification Agreements	41
	6.4.6	Effect of Provisions	41

SECTION 7. TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION			41

7.1	Termination by Reason of Lapse of Time		41
7.2	Termination Due To Columbia Average Closing Price		42
	7.2.1	MBHC’s Right to Terminate	42
	7.2.2	Columbia’s Right to Adjust Consideration	42
7.3	Other Grounds for Termination		42
	7.3.1	Mutual Consent	42
	7.3.2	No Regulatory Approvals	42
	7.3.3	Breach of Representation	43
	7.3.4	Breach of Covenant	43
	7.3.5	MBHC Fails to Recommend Shareholder Approval	43
	7.3.6	MBHC Shareholders Fail to Approve	43
	7.3.7	Impracticability	43
	7.3.8	Dissenting Shares	44
	7.3.9	Superior Proposal – Termination by MBHC.	44
7.4	Termination-Related Fees Payable By MBHC		44
7.5	Termination Fee Payable By Columbia		44
7.6	Break-Up Fee		44
7.7	Cost Allocation Upon Termination		45

SECTION 8. MISCELLANEOUS			45

8.1	Notices		45
8.2	Waivers and Extensions		46
8.3	Construction and Execution in Counterparts		46
8.4	Survival of Representations, Warranties, and Covenants		46
8.5	Attorneys’ Fees and Costs		46
8.6	Arbitration		46
8.7	Governing Law		47
8.8	Severability		47
8.9	No Assignment		47

SECTION 9. AMENDMENTS			47

List of Schedules and Exhibits

SCHEDULES:

Schedule 3.1.3(i)(2)	Columbia Stock Option Plans

Schedule 3.1.3(ii)(2)	MBHC Stock Option Plans

Schedule 3.1.7	MBHC Material Contracts

Schedule 3.1.11(ii)	Third Party Consents

Schedule 3.1.12	Compliance with Laws

Schedule 3.2.1	Criticized/Classified Assets

Schedule 3.2.2	Investments

Schedule 3.2.3(a)	Real Property Owned in Fee

Schedule 3.2.3(b)	Other Real Property

Schedule 3.2.3(iii)	Branches and Offices

Schedule 3.2.5	Litigation

Schedule 3.2.7	Insurance Policies

Schedule 3.2.9(ii)	Employee Benefit Plans

Schedule 4.1.2	Ordinary and Usual Course

Schedule 4.1.7	Increases in Compensation

EXHIBITS:

Exhibit A:	Form of Affiliate Letter

Exhibit B:	Form of Legal Opinion of Counsel for MBHC and the Bank

Exhibit C:	Form of Legal Opinion of Counsel for Columbia and CB

All disclosure schedules and exhibits have been omitted. Copies will be furnished to the Commission supplementally upon request.

v

PLAN AND AGREEMENT OF MERGER

AMONG

COLUMBIA BANKING SYSTEM, INC., COLUMBIA STATE BANK,

MOUNTAIN BANK HOLDING COMPANY AND MT. RAINIER NATIONAL BANK

This Plan and Agreement of Merger (the “Agreement”), dated as of March 28, 2007, is made by and among COLUMBIA BANKING SYSTEM, INC. (“Columbia”), COLUMBIA STATE BANK (“CB”), MOUNTAIN BANK HOLDING COMPANY (“MBHC”) and MT. RAINIER NATIONAL BANK (the “Bank”).

PREAMBLE

The management and boards of directors of Columbia, CB, MBHC and the Bank, respectively, believe that the proposed Transaction, to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their shareholders.

RECITALS

A.	The Parties. The parties to the Transaction are as follows:

(1)	Columbia is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Columbia’s principal office is located in Tacoma, Washington. Columbia owns all of the outstanding common stock of CB.

(2)	CB is a state-chartered banking corporation duly organized and validly existing under Washington law with its principal office located in Tacoma, Washington.

(3)	MBHC is a corporation duly organized and validly existing under Washington law and is a registered bank holding company under the BHC Act. MBHC’s principal office is located in Enumclaw, Washington. MBHC owns all of the outstanding common stock of the Bank.

(4)	The Bank is a national banking association duly organized and validly existing under federal law with its principal office located in Enumclaw, Washington.

B.	The Mergers. On the Effective Date, (i) MBHC will merge with and into Columbia, with Columbia as the surviving entity; (ii) the Bank will merge with and into CB, with CB surviving as a wholly owned subsidiary of Columbia; and (iii) the Bank’s offices will operate as offices of CB. Columbia and CB intend to initially operate existing branches of the Bank as CB doing business as Mt. Rainier Bank.

C.	Board Approvals. The respective boards of directors of Columbia, CB, MBHC and the Bank have approved this Agreement and authorized its execution and delivery.

D.	Other Approvals. The Mergers are subject to:

(1)	Satisfaction of the conditions described in this Agreement;

(2)	Approval by MBHC’s shareholders; and

(3)	Approval or acquiescence, as appropriate, by (a) the Board of Governors of the Federal Reserve System (“Federal Reserve”), (b) the Federal Deposit Insurance Corporation (“FDIC”), (c) the Washington State Department of Financial Institutions (the “Washington Department”), (d) the Office of the Comptroller of the Currency (the “OCC”), and (e) any other agencies having jurisdiction over the Mergers (collectively, “Regulatory Approvals”).

E.	Employment Agreements. CB has entered into employment agreements, each of which will take effect as of the Effective Date, subject to Closing, with Roy T. Brooks, MBHC’s Chairman, President and Chief Executive Officer, Steve Moergeli, the Bank’s President and Chief Executive Officer, and Sheila Brumley, MBHC’s and the Bank’s Chief Financial Officer.

F.	Director Agreements. In connection with the parties’ execution of this Agreement, the directors of MBHC and the Bank, together with certain officers of the Bank, have entered into agreements, pursuant to which, among other things, each such individual has agreed to vote his or her shares of MBHC common stock in favor of the actions contemplated by this Agreement. In addition, all of the directors of MBHC and the Bank have entered into non-competition agreements.

G.	Fairness Opinion. MBHC has received from Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) an opinion to the effect that the Per Share Consideration is fair from a financial point of view to MBHC’s shareholders.

H.	Bank Merger Agreement. Concurrent with the parties’ execution of this Agreement, the Bank and CB have entered into a merger agreement, providing for the Bank Merger (the “Bank Merger Agreement”).

I.	Intention of the Parties — Tax Treatment. The parties intend the Transaction to qualify, for federal income tax purposes, as a tax-free reorganization under IRC Section 368(a), and the parties hereto hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

AGREEMENT

In consideration of the mutual agreements set forth in this Agreement, Columbia, CB, MBHC and the Bank agree as follows:

DEFINITIONS

The following capitalized terms used in this Agreement will have the following meanings, and all references to Recitals and Sections are to the Recitals and Sections of this Agreement:

“Acquisition Proposal” has the meaning assigned to such term in Section 4.14.4(i).

“Agreement” means this Plan and Agreement of Merger.

“Appraisal Laws” has the meaning assigned to such term in Section 2.4.

“Asset Classification” has the meaning assigned to such term in Section 3.2.1(i).

“Bank” is Mt. Rainier National Bank, a national banking association, that has its head office in Enumclaw, Washington, and that is wholly owned by MBHC.

“Bank Merger” means the merger of the Bank with and into CB.

“Bank Merger Agreement” means the merger agreement described in Recital H.

“BHC Act” has the meaning assigned to such term in Recital A.

“Break-Up Fee” has the meaning assigned to such term in Section 7.6.1.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Washington are required by law to remain closed.

“CB” means Columbia State Bank, a Washington state chartered bank that has its head office in Tacoma, Washington, and that is wholly owned by Columbia.

“Columbia” is Columbia Banking System, Inc., a Washington corporation that has its principal place of business in Tacoma, WA, and that is a bank holding company registered pursuant to the BHC Act.

“Columbia Average Closing Price” has the meaning assigned to such term in Section 2.1.2.

“Columbia Common Stock” means the shares of Columbia common stock, no par value per share, issued and outstanding from time to time.

“Columbia Financial Statements” has the meaning assigned to such term in Section 3.1.5(iv)(2).

“Columbia Option Plans” has the meaning assigned to such term in Section 3.1.3(i)(2).

“Columbia Options” means the stock options issued and outstanding pursuant to the Columbia Option Plans.

“Columbia Preferred Stock” has the meaning assigned to such term in Section 3.1.3(i)(1).

“Columbia Shares” means the shares of Columbia Common Stock to be issued to the holders of MBHC Common Stock in accordance with Section 2.1.2 of this Agreement.

“Certificate” means a stock certificate evidencing shares of MBHC Common Stock.

“Closing” means the closing of the Transaction contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in Section 1.4 of this Agreement.

“Confidentiality Agreement” has the meaning assigned to such term in Section 4.14.2.

“Contracts” has the meaning assigned to such term in Section 3.1.11(ii).

“Converted Option” has the meaning assigned to such term in Section 2.2.2.

“Costs” has the meaning assigned to such term in Section 6.4.1.

“Daily Sales Price” has the meaning assigned to such term in Section 2.1.2.

“Davidson” has the meaning assigned to such term in Section 3.1.9.

“Determination Date” has the meaning assigned to such term in Section 2.1.2

“Determination Period” has the meaning assigned to such term in Section 2.1.2.

“Effective Date” means the date on which the Holding Company Merger becomes effective, as more fully specified in Section 1.4 of this Agreement.

“Employees” has the meaning assigned to such term in Section 3.2.9(ii).

“Environmental Laws” has the meaning assigned to such term in Section 3.2.10(i)(2).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning assigned to such term in Section 3.1.5(ii).

“Exchange Agent” means an agent selected by Columbia and reasonably satisfactory to MBHC.

“Exchange Fund” has the meaning assigned to such term in Section 2.5.

“Execution Date” means the date of this Agreement.

“Executive Officers” has the meaning assigned to such term in Section 3.1.8.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Financial Statements” has the meaning assigned to such term in Section 3.1.5(iv)(1).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning assigned to such term in Section 3.1.11(i).

“Hazardous Substances” has the meaning assigned to such term in Section 3.2.10(i)(3).

“Holding Company Merger” means the merger of MBHC with and into Columbia .

“Indemnified Parties” has the meaning assigned to such term in Section 6.4.1.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended.

“Knowledge” has the meaning assigned to such term in Section 3.1.8.

“Liens” has the meaning assigned to such term in Section 3.1.3(i)(5).

“Material Adverse Effect” has the meaning assigned to such term in Section 3.1.6.

“MBHC” is Mountain Bank Holding Company, a Washington corporation that has its principal place of business in Enumclaw, Washington, and that is a bank holding company registered pursuant to the BHC Act.

“MBHC Common Stock” means the shares of MBHC common stock, no par value per share, issued and outstanding from time to time.

“MBHC Financial Statements” has the meaning assigned to such term in Section 3.1.5(iv)(4).

“MBHC Meeting” has the meaning assigned to such term in Section 4.2.2(ii).

“MBHC Merger Fees” has the meaning assigned to such term in 5.2.4.

“MBHC Option Plans” has the meaning assigned to such term in Section 3.1.3(ii)(2).

“MBHC Options” means the stock options issued and outstanding on the date of this Agreement pursuant to the MBHC Option Plans.

“Merger Consideration” has the meaning assigned to such term in Section 2.1.2.

“Merger Fees” has the meaning assigned to such term in Section 5.2.4.

“Mergers” means the Holding Company Merger and the Bank Merger.

“OCC” means the Office of the Comptroller of the Currency.

“Option Consideration” has the meaning assigned to such term in Section 2.2.1.

“Pension Plan” has the meaning assigned to such term in Section 3.2.9(iii).

“Perfected Dissenting Shares” has the meaning assigned to such term in Section 2.4.

“Per Share Cash Consideration” has the meaning assigned to such term in Section 2.1.2.

“Per Share Consideration” has the meaning assigned to such term in Section 2.1.2.

“Per Share Stock Consideration” has the meaning assigned to such term in Section 2.1.2.

“Person” includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

“Plan” has the meaning assigned to such term in Section 3.2.9(i).

“Property” or “Properties” has the meaning assigned to such term in Section 3.2.3.

“Proposed Dissenting Shares” means shares of MBHC Common Stock whose holders provide notice of intent to demand payment to MBHC prior to the MBHC Meeting and do not vote in favor of the Holding Company Merger in accordance with Section 23B.13.210 of the Revised Code of Washington.

“Prospectus/Proxy Statement” means the Prospectus/Proxy Statement referred to in Section 4.2.1(i) of this Agreement, to be provided to each shareholder of MBHC in connection with their consideration and approval of the Holding Company Merger.

“Registration Statement” has the meaning assigned to such term in Section 4.2.1(i).

“Regulatory Approvals” has the meaning assigned to such term in Recital D.

“Reports” has the meaning assigned to such term in Section 3.1.5(ii).

“Representatives” has the meaning assigned to such term in Section 4.14.1.

“Sandler O’Neill” has the meaning assigned to such term in Recital G.

“SEC” has the meaning assigned to such term in Section 3.1.5(i).

“Securities Act” has the meaning assigned to such term in Section 3.1.5(ii).

“Securities Laws” has the meaning assigned to such term in Section 3.1.5(ii).

“Subject Property” has the meaning assigned to such term in Section 3.2.10(i)(1).

“Subsequent Columbia Financial Statements” has the meaning assigned to such term in Section 3.1.5(iv)(3).

“Subsequent MBHC Financial Statements” has the meaning assigned to such term in Section 3.1.5(iv)(5).

“Subsidiary” has the meaning assigned to such term in Section 3.1.2.

“Superior Proposal” has the meaning assigned to such term in Section 4.14.4(ii).

“Tangible Equity Capital” has the meaning assigned to such term in Section 5.2.3.

“Tax” has the meaning assigned to such term in Section 3.2.6.

“Termination Date” means October 15, 2007.

“Termination Fee” has the meaning assigned to such term in Section 7.4.

“Trading Day” has the meaning assigned to such term in Section 2.1.2.

“Transaction” means the consummation of the Mergers in accordance with this Agreement.

“Washington Department” has the meaning assigned to such term in Recital D.

“Washington Director” means the Director of the Washington Department.

“Withdrawn Dissenting Shares” has the meaning assigned to such term in Section 2.4.

SECTION 1.

MERGER

1.1	Transaction. Subject to the terms and conditions set forth in this Agreement and in the Schedules and Exhibits, MBHC will merge with and into Columbia in the Holding Company Merger pursuant to this Agreement, and the Bank will merge with and into CB in the Bank Merger pursuant to the Bank Merger Agreement.

1.2	Mergers.

1.2.1	Holding Company Merger. Upon Closing of the Holding Company Merger, pursuant to the provisions of this Agreement and applicable law, all shares of MBHC Common Stock issued and outstanding immediately prior to Closing, except for Proposed Dissenting Shares, will, by virtue of the Holding Company Merger and without any action on the part of any holder of shares of MBHC Common Stock, be converted into the right to receive the Per Share Consideration described in Section 2.1 of this Agreement.

1.2.2	Bank Merger. Immediately following the closing of the Holding Company Merger, pursuant to the terms and conditions of the Bank Merger Agreement, the Bank will be merged into CB, with CB as the resulting bank.

1.3	Effect of Merger.

1.3.1	Board of Directors; Advisory Directors.

(i)	The directors of MBHC will be invited by Columbia to serve as advisory directors of CB until December 31, 2008. Advisory directors will receive Indemnification Agreements as set forth in Section 6.4.5.

(ii)	All directors of MBHC and the Bank immediately prior to the Effective Date will be entitled to indemnification and director and officer liability insurance as set forth in Section 6.4.4.

1.3.2	Subsidiary. CB intends to operate the branches of the Bank in operation immediately prior to the Effective Date as “Columbia Bank doing business as Mt. Rainier Bank.”

1.4	Effective Date and Closing.

1.4.1	Closing. The Closing will occur on the Effective Date. The Holding Company Merger shall be consummated by the filing with the Washington Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the Revised Code of Washington, and by the issuance of a Certificate of Merger by the Secretary of State of Washington. Unless Columbia and MBHC agree upon a different date, Closing will occur no later than the date ten (10) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 5 of this Agreement. If Closing does not occur on or prior to the Termination Date and the parties do not mutually agree in writing to extend the Closing, either party may terminate this Agreement in accordance with Section 7.1 of this Agreement.

1.4.2	Events of Closing. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party waives the default.

1.4.3	Place of Closing. The Closing will take place at the office of Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington, or such other place as the parties agree, at 10:00 a.m. Pacific Time on the Effective Date.

SECTION 2.

CONSIDERATION

2.1	Merger Consideration. Subject to the provisions of this Agreement, on the Effective Date:

2.1.1	Outstanding Columbia Common Stock. The shares of Columbia Common Stock issued and outstanding immediately prior to the Effective Date will, on and after the Effective Date, remain as issued and outstanding shares of Columbia Common Stock.

2.1.2	Outstanding MBHC Common Stock. Each share of MBHC Common Stock (other than Proposed Dissenting Shares) issued and outstanding immediately prior to the Effective Date will automatically and without any action on the part of the holder of such share, be converted into and represent the right to receive from Columbia the Per Share Consideration.

For purposes of this Agreement:

“Columbia Average Closing Price” means the average Daily Sales Price of Columbia Common Stock for the Determination Period.

“Daily Sales Price” for any Trading Day means the daily closing price per share of Columbia Common Stock on the NASDAQ Stock Market reporting system, as reported on the website of www.nasdaq.com.

“Determination Date” means the fifth (5th) business day immediately prior to the Effective Date.

“Determination Period” means the fifteen (15) Trading Days prior to the Determination Date.

“Merger Consideration” means the aggregate value of the Per Share Stock Consideration and the Per Share Cash Consideration payable or issuable pursuant to this Agreement, together with payments made with respect to Perfected Dissenting Shares, if any.

“Per Share Cash Consideration” means cash in an amount equal to $11.25, subject to the provisions of Section 7.2.

“Per Share Consideration” means (x) the Per Share Stock Consideration and (y) the Per Share Cash Consideration.

“Per Share Stock Consideration” means the number of shares of Columbia Common Stock equal to the quotient, rounded to the nearest 10,000th, obtained by dividing $13.75 by the Columbia Average Closing Price, provided, however, that if the Columbia Average Closing Price is greater than or equal to $37.50, the Per Share Stock Consideration will be 0.3667, and if the Columbia Average Closing Price is equal to or less than $32.50, the Per Share Stock Consideration will be 0.4231, subject in each case to the provisions of Section 7.2.

“Trading Day” means a day on which Columbia Common Stock is traded on NASDAQ.

2.1.3	Change in Equity Capital. If, after the date of this Agreement but before the Effective Date, the number of shares of Columbia Common Stock issued and outstanding increases or decreases in number or is changed into or exchanged for a different kind or number of securities, through a recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (excluding increases in number due to issuances of shares upon granting of restricted stock awards or the exercise of any outstanding options), then a proportionate adjustment will be made to the Per Share Consideration.

2.2	Outstanding MBHC Options.

2.2.1	Exercise After Execution Date. If any holder of a stock option to acquire MBHC Common Stock (a “MBHC Option”) exercises such MBHC Option after the Execution Date and before the Effective Date, the shares of MBHC Common Stock issued upon such exercise will be converted at the Effective Date, into the right to receive the Per Share Consideration (the “Option Consideration”).

2.2.2

Conversion on the Effective Date. On the Effective Date, by virtue of the Transaction, and without any action on the part of any holder of a MBHC Option, each MBHC Option that is then outstanding and unexercised will be converted into and become an option (a “Converted Option”) to purchase Columbia Common Stock on the same terms and conditions as are in effect with respect to the MBHC Option immediately prior to the Effective Date, except that (A) each such Converted Option may be exercised solely for shares of Columbia Common Stock, (B) the number of shares of Columbia Common Stock subject to such Converted Option will be equal to the number of shares of MBHC Common Stock subject to such MBHC Option immediately prior to the Effective Date multiplied by the quotient, rounded to the nearest 10,000th, obtained by dividing the value of the Per Share Consideration by the Columbia Average Closing Price, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per-share exercise price for each such Converted Option will be adjusted by dividing the per share exercise price of the MBHC Option by the quotient, rounded to the nearest 10,000th, obtained by dividing the value of the Per Share Consideration by the Columbia Average Closing Price, the product being rounded, if necessary, up or down to the nearest cent.

2.2.3	Form S-8. Within thirty (30) days following the Effective Date, Columbia will prepare and file with the SEC a Registration Statement on Form S-8 or other appropriate form covering shares of Columbia Common Stock to be issued upon the exercise of the Converted Options.

2.2.4	Notice to Option Holders. Within fifteen (15) days following the Effective Date, Columbia will deliver to each holder of a Converted Option a written statement setting forth the number of shares of Columbia Common Stock that are subject to such holder’s Converted Option, the per-share exercise price of such Converted Option, and the date on which such Converted Option will terminate.

2.3	No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Columbia Common Stock will be issued. In lieu of fractional shares, if any, each holder of MBHC Common Stock who is otherwise entitled to receive a fractional share of Columbia Common Stock will receive an amount of cash equal to the product of such fractional share multiplied by the Columbia Average Closing Price. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends.

2.4	Payment to Dissenting Shareholders. For purposes of this Agreement, “Perfected Dissenting Shares” means Proposed Dissenting Shares whose holders have demanded payment following the MBHC Meeting in accordance with Section 23B.13.230 of the Revised Code of Washington and have taken all other steps necessary to exercise their dissenters’ rights under Chapter 23B.13 of the Revised Code of Washington (“Appraisal Laws”). Each outstanding Perfected Dissenting Share will be converted into the rights provided under the Appraisal Laws in accordance with the Appraisal Laws, unless the holder thereof fails to make demand for payment in accordance with Section 23B.13.230 of the Revised Code of Washington, in which case each such share (a “Withdrawn Dissenting Share”) shall be deemed to have been converted at the Effective Date into the right to receive from Columbia the Per Share Consideration, without any interest. To the extent a holder of Proposed Dissenting Shares fails to perfect such holder’s dissenters’ rights under the Appraisal Laws, such Proposed Dissenting Shares shall be treated as Withdrawn Dissenting Shares under this Agreement. Each holder of Perfected Dissenting Shares who becomes entitled to payment for his or her MBHC Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Perfected Dissenting Shares from Columbia (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

2.5	Deposit of Cash and Shares. On or before the Effective Date, Columbia will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Section 2.5, (i) certificates representing the Columbia Shares to be issued in exchange for outstanding shares of MBHC Common Stock pursuant to Section 2.1.2; (ii) such cash as will be necessary to pay the Per Share Cash Consideration; and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 2.3. Such cash and certificates for Columbia Shares are referred to in this Agreement as the “Exchange Fund.”

2.6	Certificates.

2.6.1

Surrender of Certificates. Subject to Section 2.4, each Certificate (other than those evidencing Proposed Dissenting Shares) will, from and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the Per Share Consideration (or to receive the cash for fractional shares) to which the MBHC Common Stock is converted in accordance with the provisions of this Section 2.6.1. Following the Effective Date, holders of Certificates will exchange their Certificates in accordance with instructions provided by the Exchange Agent, together with a properly completed and executed form of transmittal letter, in order to effect their exchange for (i) certificates representing Columbia Common Stock; (ii) a check representing the Per Share Cash Consideration; and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until a

Certificate is so surrendered, the holder will not be entitled to receive any certificates evidencing Columbia Shares, the Per Share Cash Consideration, or cash in lieu of fractional shares.

2.6.2	Issuance of Certificates in Other Names. Any person requesting that any certificate evidencing Columbia Shares be issued in a name other than the name in which the surrendered Certificate is registered, must: (1) establish to the Exchange Agent’s satisfaction the right to receive the certificate evidencing Columbia Shares and (2) either pay to the Exchange Agent any applicable transfer or other taxes or establish to the Exchange Agent’s satisfaction that all applicable taxes have been paid or are not required.

2.6.3	Lost, Stolen, and Destroyed Certificates. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue a certificate representing Columbia Shares and pay the Per Share Consideration and cash in lieu of fractional shares in exchange therefor, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns MBHC Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any reasonable assurances that the Exchange Agent or Columbia may require.

2.6.4	Rights to Dividends and Distributions. After the Effective Date, no holder of any Certificate will be entitled to receive any dividends or other distributions otherwise payable to holders of record of Columbia Common Stock on any date after the Effective Date, unless the holder (1) is entitled by this Agreement to receive a certificate representing Columbia Common Stock and (2) has surrendered in accordance with this Agreement his or her Certificates (or has met the requirements of Section 2.6.3 above) in exchange for certificates representing Columbia Shares. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of MBHC Common Stock on a date before the Effective Date. When the holder surrenders his or her Certificates in exchange for Columbia Shares, the holder will receive the amount, without interest, of any cash dividends and any other distributions distributed after the Effective Date on the whole number of Columbia Shares into which the holder’s MBHC Common Stock was converted at the Effective Date.

2.6.5	Checks in Other Names. Any person requesting that a check for the aggregate Per Share Cash Consideration or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered, must establish to the Exchange Agent’s satisfaction the right to receive this cash.

2.6.6	Affiliates. Certificates that are surrendered for exchange by any person constituting an “affiliate” of MBHC for purposes of Rule 145 under the Securities Act will not be exchanged for certificates representing Columbia Shares until Columbia has received a written agreement from such person as specified in Section 4.3.1.

2.6.7

Undelivered Certificates. Any portion of the Exchange Fund that remains unclaimed by shareholders of MBHC for 6 months after the Effective Date may be paid to Columbia. To the extent so paid, holders of MBHC Common Stock who have not, prior to such time, complied with the provisions of this Section 2.6 will, from such time forward, look only to Columbia for payment of the Per Share Consideration, the cash in lieu of fractional shares, and/or unpaid dividends and distributions on the Columbia Shares deliverable with respect to each share of MBHC Common Stock held by such holder as determined pursuant to this Agreement, in each case, without any interest. Neither Columbia nor MBHC will be liable to any holder of MBHC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.7	Reservation of Right to Revise Transaction Structure. Notwithstanding any other provision in this Agreement to the contrary, Columbia may, with MBHC’s consent (which will not be unreasonably withheld), at any time change the method of effecting its acquisition of MBHC and the Bank; provided, however, that (A) no such change shall alter or change the amount, proportions or kind of consideration to be issued to holders of MBHC Common Stock as provided for in this Agreement, (B) no such change shall adversely affect the tax treatment to holders of MBHC Common Stock as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which Columbia terminates this Agreement pursuant to Section 7.1. If the parties elect to change the method of acquisition, they will cooperate with and assist one another with any necessary amendment to this Agreement, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Columbia, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties. Subject to Section 3.4, and except as expressly set forth in a schedule to this Agreement, MBHC and the Bank each represent and warrant to Columbia and CB, and Columbia and CB each represent and warrant to MBHC and the Bank, the following:

3.1.1	Corporate Organization and Qualification.

(i)	With respect to Columbia and MBHC only, it is a corporation organized and validly existing under the laws of the state of Washington, it is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and its activities do not require it to be qualified in any jurisdiction other than Washington or, with respect to Columbia, Washington and Oregon.

(ii)	With respect to CB only, it is a state-chartered bank organized and validly existing under the laws of the state of Washington, and its activities do not require it to be qualified in any jurisdiction other than Washington.

(iii)	With respect to the Bank only, it is a national bank organized and validly existing under federal law.

(iv)	It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its businesses as they are now being conducted.

(v)	It has made available to the other party to this Agreement a complete and correct copy of its articles of incorporation or association, as applicable, and bylaws, each as amended to date and currently in full force and effect.

3.1.2	Subsidiaries. In this Agreement, the term “Subsidiary” with respect to a party means any corporation, partnership, financial institution, trust company, or other entity owned or controlled by that party or any of its subsidiaries or affiliates (or owned or controlled by that party together with one or more of its subsidiaries or affiliates). A Subsidiary is considered to be owned or controlled by a party if that party or any of its Subsidiaries (individually or together with the party) directly or indirectly owns, controls, or has the ability to exercise 50% or more of the voting power or capital stock of the Subsidiary.

(i)	With respect to Columbia, each of its Subsidiaries is a corporation or statutory trust organized and validly existing under Oregon or Washington law, as the case may be, and is qualified to do business in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

(ii)	With respect to MBHC, each of its Subsidiaries is a national banking association or statutory trust organized and validly existing under federal or Washington law, and is qualified to do business in each jurisdiction where the property owned, leased, or operated, or the business conducted by the Subsidiary, requires this qualification.

(iii)	With respect to Columbia, each of its Subsidiaries has the requisite corporate or statutory trust power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

(iv)	With respect to MBHC, each of its Subsidiaries has the requisite corporate or statutory trust power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

3.1.3	Capital Stock.

(i)	Columbia. Columbia represents:

(1)	as of the Execution Date, Columbia’s authorized capital stock consists of 63,034,000 shares of common stock with no par value (“Columbia Common Stock”), of which 16,100,632 shares are issued and outstanding, and 2,000,000 shares of preferred stock with no par value, none of which is outstanding (“Columbia Preferred Stock”);

(2)	as of the Execution Date, options or rights to acquire not more than an aggregate of 285,780 shares of Columbia Common Stock (subject to adjustment on the terms set forth in the Columbia Option Plans) are outstanding under the stock option plans listed in Schedule 3.1.3(i)(2) (“Columbia Option Plans”);

(3)	no shares of Columbia Common Stock are reserved for issuance, other than the shares reserved for issuance under the Columbia Option Plans, and Columbia has no shares of Columbia Preferred Stock reserved for issuance;

(4)	all outstanding shares of Columbia Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

(5)	all outstanding shares of capital stock of each of Columbia’s Subsidiaries owned by Columbia or a Subsidiary of Columbia have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law or Section 33.44.020 of the Revised Code of Washington, and are owned by Columbia or a Subsidiary of Columbia free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, “Liens”); and

(6)	except as set forth in this Agreement, in the Columbia Option Plans, or in any acquisition transaction which may occur from time to time, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Columbia or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Columbia (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

(ii)	MBHC. MBHC represents:

(1)	as of the Execution Date, MBHC’s authorized capital stock consists of 10,500,000 shares of common stock with no par value (“MBHC Common Stock”), of which 2,322,939 shares are issued and outstanding;

(2)	as of the Execution Date, options or rights to acquire not more than an aggregate of 147,325 shares of MBHC Common Stock (subject to adjustment on the terms set forth in the MBHC Option Plans) are outstanding under the stock option plans listed in Schedule 3.1.3(ii)(2) (“MBHC Option Plans”);

(3)	no shares of MBHC Common Stock are reserved for issuance, other than the shares reserved for issuance under the MBHC Option Plans, and MBHC has no shares of MBHC Preferred Stock reserved for issuance;

(4)	all outstanding shares of MBHC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable;

(5)	all outstanding shares of capital stock of each of MBHC’s Subsidiaries owned by MBHC or a Subsidiary of MBHC have been duly authorized and validly issued and are fully paid and nonassessable, except to the extent any assessment is required under federal law, and are owned by MBHC or a Subsidiary of MBHC free and clear of all Liens; and

(6)	except as set forth in this Agreement or in the MBHC Option Plans, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of MBHC or any of its Subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of MBHC (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of such stock or securities).

3.1.4	Corporate Authority.

(i)	It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, subject (in MBHC’s case) only to the approval by MBHC’s shareholders of the Holding Company Merger.

(ii)	This Agreement is a valid and legally binding agreement of it, enforceable in accordance with the terms of this Agreement, subject to receipt of Regulatory Approval and, (in MBHC’s case) only to the approval by MBHC’s shareholders of the Holding Company Merger.

3.1.5	Reports and Financial Statements.

(i)	Filing of Reports. Since January 1, 2004, it and each of its Subsidiaries has filed and will file all reports and statements, together with any required amendments to these reports and statements, that it was or is required to file with (1) the Securities and Exchange Commission (“SEC”), (2) the Federal Reserve Board, (3) the FDIC, (4) the OCC, and (5) any other applicable federal or state banking, insurance, securities, or other regulatory authorities. Each of these reports and statements, including the related financial statements and exhibits, complied (or will comply, in the case of reports or statements filed after the Execution Date) as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates (and, in the case of reports or statements filed before the Execution Date, without giving effect to any amendments or modifications filed after the Execution Date).

(ii)	Delivery to Other Party of Reports. It has delivered or otherwise made available to the other party a copy of each registration statement, offering circular, report, definitive proxy statement or information statement (collectively, its “Reports”) under the Securities Act of 1933, as amended, (“Securities Act”), the Securities Exchange Act of 1934, as amended, (“Exchange Act”), and state securities and Blue Sky laws (collectively, the “Securities Laws”) filed, used or circulated by it with respect to periods since January 1, 2001, through the Execution Date. It will promptly deliver to the other party each such Report filed, used or circulated after the Execution Date, each in the form (including related exhibits and amendments) filed with the SEC or the FDIC (or if not so filed, in the form used or circulated), other than Reports that are publicly available.

(iii)	Compliance with Securities Laws. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date),

each of the Reports, including the related financial statements, exhibits and schedules, filed, used or circulated before the Execution Date complied (and each of the Reports filed after the Execution Date, will comply) in all material respects with applicable Securities Laws, and did not (or in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv)	Financial Statements. Each of its balance sheets included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of it and its Subsidiaries as of the date of the balance sheet. Each of the statements of income, cash flows and shareholders’ equity included in the Financial Statements fairly presents (or, in the case of Financial Statements for periods ending on a date following the Execution Date, will fairly present) the results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted in these statements.

(1)	“Financial Statements” means: (i) in Columbia’s case, the Columbia Financial Statements (or for periods ending on a date following the Execution Date, the Subsequent Columbia Financial Statements); and (ii) in MBHC’s case, the MBHC Financial Statements (or for periods ending on a date following the Execution Date, the Subsequent MBHC Financial Statements).

(2)	“Columbia Financial Statements” means Columbia’s (i) audited consolidated balance sheet as of December 31, 2006 and 2005 and the related audited consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2006, 2005 and 2004; and (ii) unaudited consolidated balance sheet as of the end of each fiscal quarter following December 31, 2006 but preceding the Execution Date, and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for each such quarter.

(3)	“Subsequent Columbia Financial Statements” means Columbia’s unaudited consolidated balance sheets and related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

(4)	“MBHC Financial Statements” means MBHC’s audited balance sheet as of December 31, 2006 and 2005, and the related audited statements of income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2006, 2005 and 2004; and (ii) unaudited balance sheet as of the end of each fiscal quarter following December 31, 2006 but preceding the Execution Date, and the related unaudited statements of income, cash flows and changes in shareholders’ equity for each such quarter.

(5)	“Subsequent MBHC Financial Statements” means MBHC’s unaudited balance sheets and related statements of income, cash flows and shareholders’ equity for each of the fiscal quarters ending after the Execution Date and before Closing or the Termination Date, as the case may be.

3.1.6	Absence of Certain Events and Changes. Except as disclosed in its Financial Statements and Reports, since January 1, 2004: (1) it and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses, and (2) no change or development or combination of changes or developments has occurred that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it or its Subsidiaries. For purposes of this Agreement, “Material Adverse Effect” with respect to any party means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of such party and its Subsidiaries taken as a whole; or (2) materially and adversely affects the ability of such party to consummate the transactions contemplated by this Agreement by the Termination Date or to perform its material obligations under this Agreement. No Material Adverse Effect will be deemed to have occurred on the basis of any effect resulting from actions or omissions of any party taken with the explicit prior consent of the other party to this Agreement.

3.1.7	Material Agreements.

(i)	Except for the Columbia and MBHC Option Plans, respectively, and arrangements made after the date of and in accordance with the terms of this Agreement, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) that: (1) is to be performed after the Execution Date and (2) has not been filed with or incorporated by reference in its Reports or set forth in Schedule 3.1.7.

(ii)	Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument.

3.1.8	Knowledge as to Conditions. Its President, Chief Executive Officer, Chief Credit Officer and Chief Financial Officer (collectively, “Executive Officers”) have no actual knowledge (“Knowledge”) of any reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction that is reasonably likely to have a Material Adverse Effect with respect to it, or its Subsidiaries, or the opinion referred to in Section 5.2.11.

3.1.9	Brokers and Finders. Neither it, its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated in this Agreement, except that MBHC has retained Sandler O’Neill, and Columbia has retained D.A. Davidson & Co. (“Davidson”) as their respective financial advisors pursuant to letter agreements that have been disclosed to the other party to this Agreement.

3.1.10	Loan and Lease Losses. Its Executive Officers have no Knowledge of any reason why the allowance for loan and lease losses shown in the balance sheets included in the Financial Statements, was not adequate as of those dates, respectively, to provide for estimable and probable losses, net of recoveries relating to loans not previously charged off, inherent in its loan portfolio.

3.1.11	Governmental Filings; No Violations.

(i)	Filings. Other than the Regulatory Approvals and other than as required under the Securities Laws, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”), in connection with the execution, delivery or performance of this Agreement by it and the consummation by it of the Mergers.

(ii)	Violations. The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of the applicable Merger will not, constitute or result in: (1) a breach or violation of, or a default under, its articles of incorporation or association or its bylaws; (2) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) by which it is bound or to which it is a party; or (3) a violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it is subject; or (4) any change in the rights or obligations of any party under any of the Contracts. Schedule 3.1.11(ii) contains a list of all consents it must obtain from third parties under any Contracts before consummation of the Merger.

3.1.12	Compliance with Laws. Except as disclosed in Schedule 3.1.12, it:

(i)	is in compliance, in the conduct of its business, with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, including the Bank Secrecy Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all applicable fair lending laws or other laws relating to discrimination;

(ii)	has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies (including the Washington Department, the Federal Reserve, the OCC, and the FDIC) that are required in order to permit it to carry on its business as presently conducted;

(iii)

has not received since January 1, 2004, any notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or its staff (1) asserting a failure to comply with any of the statutes, regulations or ordinances that such Governmental Entity enforces, (2) threatening to revoke any license, franchise, permit or governmental authorization, or (3) threatening or contemplating revocation or limitation of, or that would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the Knowledge of its Executive Officers, do any grounds for any of the foregoing exist); and

(iv)	is not required to notify any federal banking agency before adding directors to its board of directors or employing senior executives.

3.2	MBHC’s and the Bank’s Additional Representations.

3.2.1	Asset Classification.

(i)	Schedule 3.2.1 sets forth a list, accurate and complete as of March 19, 2007, except as otherwise expressly noted in Schedule 3.2.1, and separated by category of classification or criticism (“Asset Classification”), of the aggregate amounts of its loans, extensions of credit and other assets that have been criticized or classified by any Governmental Entity, by any outside auditor, or by any internal audit.

(ii)	Except as shown on Schedule 3.2.1, no amounts of loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Entity as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss” or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it before the Execution Date.

3.2.2	Investments. Schedule 3.2.2 lists all investments (except investments in securities issued by federal, state or local government or any subdivision or agency thereof) made by it in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

3.2.3	Properties. For purposes of this Agreement, “Property” or “Properties” means any real property that MBHC or the Bank owns in fee or leasehold title, other than “other real estate owned.”

(i)	Schedule 3.2.3(a) sets forth a true, correct and complete list description of all of the real property owned in fee by MBHC and the Bank and Schedule 3.2.3(b) sets forth a true, correct and complete list description of all other real property of MBHC and the Bank, including leasehold property. Neither MBHC nor the Bank is a party to any real property lease, whether as landlord, tenant, guarantor or otherwise. Except as disclosed or reserved against in its Financial Statements or in Schedule 3.2.3, it has good and marketable title, free and clear of all Liens (other than Liens for taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned or leased by it as of the Execution Date. Except as disclosed in Schedule 3.2.3, all buildings and structures on the Properties and the equipment located thereon are in all material respects in good operating condition and repair and conform in all respects to all applicable laws, ordinances and regulations.

(ii)	To the Knowledge of its Executive Officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis are owned by it or are held under leases or subleases by it, enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equity principles).

(iii)	Schedule 3.2.3(iii) lists all of its existing branches and offices and all new branches or offices it has applied to establish or purchase, along with the cost to establish or purchase those new branches. All of its existing branches and offices are owned by MBHC or the Bank.

(iv)	MBHC or the Bank has provided to Columbia copies of existing title policies held in its files relating to the Property, and to the Knowledge of its Executive Officers, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies (other than Liens for taxes not yet delinquent).

3.2.4	Anti-takeover Provisions. It has taken all necessary action to exempt the Mergers and this Agreement from (a) all applicable Washington State law anti-takeover provisions, if any, and (b) any takeover-related provisions of its articles of incorporation, or articles of association in the case of the Bank, or bylaws.

3.2.5	Litigation. Except as disclosed in its Financial Statements or in Schedule 3.2.5, before the Execution Date:

(i)	no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the Knowledge of its Executive Officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

(ii)	neither (i) it nor, to the Knowledge of its Executive Officers, any of its officers, directors, or controlling persons nor (ii) its property, is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it, and it has not been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

3.2.6	Taxes. For purposes of this Section 3.2.6, “Tax” includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker’s compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

(i)	All federal, state and local Tax returns, including all information returns, it is required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

(ii)	Except as disclosed in its Financial Statements:

(1)	all taxes attributable to it that are or were due or payable (without regard to whether such taxes have been assessed) have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

(2)	adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the Execution Date, regardless of whether the liability for such Taxes is disputed;

(3)	as of the Execution Date and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund, litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes;

(4)	all Taxes with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

(5)	it is not a party to a Tax sharing or similar agreement or any agreement under which it has indemnified any party with respect to Taxes; and

(6)	the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

3.2.7

Insurance. It has taken all requisite action (including the making of claims and the giving of notices) under its directors’ and officers’ liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters regarding which its Executive Officers have Knowledge (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 3.2.7 lists all directors’ and officers’ liability insurance policies and other insurance policies maintained by it.

3.2.8	Labor Matters. It is not a party to, nor bound by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. It is not the subject of any proceeding: (1) asserting that it has committed an unfair labor practice or (2) seeking to compel it to bargain with any labor organization as to wages or conditions of employment. No strike involving it is pending or, to the Knowledge of its Executive Officers, threatened. Its Executive Officers are not aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

3.2.9	Employee Benefits.

(i)	For purposes of this Agreement, “Plan” or “Plans”, individually or collectively, means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”), as amended, maintained by MBHC or the Bank and any other plan, program or arrangement whether written or underwritten, maintained by MBHC or the Bank for the purpose of providing any benefit to employees or former employees. MBHC or the Bank is not now nor has it ever been a contributing employer to or sponsor of a multiemployer plan or a single employer plan subject to Title IV of ERISA.

(ii)	Schedule 3.2.9(ii) sets forth a list of all Plans, including stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, as of the Execution Date and any Plans maintained by MBHC or the Bank within the last three years (if different). True and complete copies of the Plans (and, as applicable, copies of summary plan descriptions, summary annual reports, annual reports on Form 5500 for the past three years including the accompanying auditor’s reports, actuarial reports, insurance contracts, any correction program correspondence, the most recent IRS determination letter, reports under Financial Accounting Standards Board Statement No. 106 relating to such Plans, and any other related documents reasonably requested by Columbia) covering its current or former employees or directors (“Employees”), including Plans and related amendments, have been or will be provided to Columbia.

(iii)

To the Knowledge of MBHC’s Executive Officers, all Plans are in substantial compliance with ERISA and the IRC, to the extent applicable, and all other applicable laws. Each Plan, that is an employee pension benefit plan within the meaning of ERISA Section 3(2) (“Pension Plan”) and that is intended to be qualified under IRC Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and neither MBHC nor the Bank are aware of any circumstances that would result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the Knowledge of its Executive Officers, threatened. To the Knowledge of MBHC’s Executive Officers, neither MBHC nor the Bank has engaged in a transaction with respect to any Plan that could subject it to a penalty imposed by either IRC Section 4975 or ERISA Section 502(i). To the Knowledge of MBHC’s Executive

Officers, no reporting and disclosure violation has occurred and no IRS or Department of Labor action against MBHC, the Bank, or the Plan is ongoing or was threatened or closed within the last three years.

(iv)	To the Knowledge of MBHC’s Executive Officers, all contributions that MBHC and the Bank are or were required to make under the terms of any Plans have been timely made or, if not yet due, have been reflected in its Financial Statements. None of its Plans has an accumulated funding deficiency (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302. Neither MBHC nor the Bank have provided, nor are they required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306, 307 or 4204.

(v)	Except as disclosed in its Financial Statements, it has no obligations for retiree health and life insurance benefits.

(vi)	No restrictions exist on its rights to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

(vii)	To the Knowledge of MBHC’s Executive Officers, all Plans subject to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or continuation coverage requirements under applicable state law, and all Plans subject to the health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) have been administered in compliance with those laws.

(viii)	To the Knowledge of MBHC’s Executive Officers, all MBHC Options have been granted with an exercise price at or above fair market value and are dated as of the date actually granted.

(ix)	To the Knowledge of MBHC’s Executive Officers, no Plan has had a reportable event within the meaning of ERISA Section 4043(c).

(x)	Except as disclosed in its Financial Statements or pursuant to the MBHC Option Plans or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement will not result in: (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any material increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

3.2.10	Environmental Matters.

(i)	For purposes of this Section 3.2.10, the following definitions apply:

(1)	“Subject Property” with respect to a party means (i) all real property at which its business has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it participates in the management, including participating in the management of the owner or operator of the property; (iii) all other real property that, for purposes of any Environmental Law, it otherwise could be deemed to be an owner or operator of or as otherwise having control over; and (iv) all Property.

(2)	“Environmental Laws” means any federal, state, local or foreign law, regulation, order, decree, judgment, judicial opinion, or any agreement between MBHC or the Bank and any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

(3)	“Hazardous Substances” means any substance, material or waste that is (a) defined as a “hazardous substance” in 42 USC § 9601(14), (b) defined as a “pollutant or contaminant” in 33 USC § 1362(6), (c) defined as a “hazardous waste” in 42 USC § 6903(5), or (d) petroleum or a petroleum product or any other substance defined as “hazardous,” “dangerous” or “toxic” under any federal or state law or regulation enacted for the protection of human health or the environment.

(ii)	MBHC and the Bank is and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would result in noncompliance with such Environmental Laws.

(iii)	No notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any Subject Property, and to the Knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, or investigations, relating to:

(1)	an asserted liability of it or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

(2)	the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

(3)	the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

(4)	personal injuries or damage to property related to or arising out of exposure to Hazardous Substances.

(iv)

No storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, MBHC and the Bank does not own, possess or control any PCBs, and the Subject Property does not contain PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. No Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except in compliance with applicable Environmental Laws.

(v)	No part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

(vi)	To the Knowledge of its Executive Officers, no condition from, on or under the Subject Property exists with respect to the Subject Property that would require remediation under applicable Environmental Laws.

3.3	Columbia Additional Representation. Columbia has, and on the Effective Date will have, sufficient cash and cash equivalents on hand to pay the total Per Share Cash Consideration, cash for fractional shares and cash for Perfected Dissenting Shares, as contemplated by Section 2.

3.4	Exceptions to Representations.

3.4.1	Disclosure of Exceptions. Each exception set forth in a Schedule is disclosed only for purposes of the representations referenced in that exception; but the following conditions apply:

(i)	no exception is required to be set forth in a Schedule if its absence would not result in the related representation being found untrue or incorrect under the standard established by Section 3.4.2; and

(ii)	the mere inclusion of an exception in a Schedule is not an admission by a party that such exception represents a material fact, material set of facts, or material event or would result in a Material Adverse Effect with respect to that party.

3.4.2	Nature of Exceptions. No representation contained in Sections 3.1 or 3.2 will be deemed untrue or incorrect, and no party to this Agreement will have breached a representation due to the following: the existence of any fact, set of facts, or event, if the fact or event individually or taken together with other facts or events would not, or, in the case of Section 3.2.5 (Litigation), is not reasonably likely to, have a Material Adverse Effect with respect to such party.

SECTION 4.

CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

4.1	Conduct of Business Before Closing. Before Closing, each party covenants and promises as follows:

4.1.1	Availability of MBHC’s and the Bank’s Books, Records and Properties.

(i)

MBHC and the Bank will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to Columbia and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of: (1) loan or deposit balances, (2) collateral receipts and (3) any other transactions or documentation Columbia or CB may find reasonably relevant to the Mergers. MBHC and the Bank will cooperate fully in any such inspection, audit, or direct verification procedures, and MBHC and the Bank will make available all information reasonably required by or on behalf of Columbia.

(ii)	At Columbia’s or CB’s request, MBHC or the Bank will request any third parties involved in the preparation or review of (1) MBHC’s or the Bank’s Financial Statements or (2) any audits of the Bank’s operations, loan portfolios or other assets, to disclose to Columbia and CB the work papers or any similar materials related to these items.

4.1.2	Ordinary and Usual Course. MBHC and the Bank will conduct business only in the ordinary and usual course and, without the prior written consent of Columbia or CB, which will not be unreasonably withheld, will not do any of the following unless otherwise disclosed on Schedule 4.1.2:

(i)	effect any stock split or other recapitalization with respect to MBHC Common Stock, or issue, pledge, redeem, or encumber in any way any shares of MBHC’s capital stock, except shares issued pursuant to the exercise of MBHC Stock Options and shares to be issued under its Employee Stock Purchase Plan; or grant any option or other right to shares of MBHC’s capital stock;

(ii)	renew its Employee Stock Purchase Plan for a period beginning on or after April 1, 2007;

(iii)	(without giving effect to the introductory paragraph of this Section 4.1.2) declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to MBHC Common Stock;

(iv)	acquire, sell, transfer, assign, encumber or otherwise dispose of assets or make any commitment with respect to its assets other than in the ordinary and usual course of business;

(v)	solicit or accept deposit accounts of a different type from accounts previously accepted by it or at rates materially in excess of rates previously paid by it, except to reflect changes in prevailing interest rates, or incur any indebtedness greater than $100,000 (except for borrowings from the Federal Home Loan Bank in the ordinary course of business and consistent with past practices);

(vi)	acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without: (1) making an appropriate environmental evaluation in advance of obtaining the interest and providing the evaluation to Columbia and (2) (without giving effect to the introductory paragraph of this Section 4.1.2) providing Columbia with prompt written notice as required by Section 4.7.

(vii)	subject to the exercise of its board of directors’ fiduciary duties and on the advice of counsel, enter into or recommend the adoption by MBHC’s shareholders of any agreement involving a possible merger or other business combination or asset sale by MBHC not involving the Mergers other than pursuant to Section 4.14;

(viii)	enter into, renew, amend or terminate any material contract (including real property leases and data or item processing agreements) with or for a term of one-year or more, except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (1) entered into in the ordinary course of business, (2) consistent with past practices, and (3) providing for not less (in the case of loans) or more (in the case of deposits) than prevailing market rates of interest;

(ix)	enter into or amend any contract (other than contracts for deposits or agreements to lend money not otherwise restricted by this Agreement) calling for a payment by it of more than $100,000, unless the contract may be terminated without cause or penalty upon 30 days notice or less;

(x)	enter into any personal services contract calling for a payment by it of $10,000 or more with any person or firm, except contracts, agreements, or arrangements for legal, accounting, investment advisory, or tax services entered into directly to facilitate the Mergers;

(xi)	(1) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain realized from all sales after the Execution Date would be more than $100,000 or (2) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

(xii)	amend its articles of incorporation or association, bylaws or other formation agreements, or convert its charter or form of entity;

(xiii)	implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by Columbia or CB or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

(xiv)	implement or adopt any change in its accounting principles, practices or methods, other than as may be required (1) by GAAP, (2) for tax purposes, or (3) to take advantage of any beneficial tax or accounting methods;

(xv)	other than in accordance with binding commitments existing on the Execution Date, make any capital expenditures in excess of $20,000 per project or related series of projects or $50,000 in the aggregate, except for expenses reasonably related to completion of the Mergers, which expenses may not exceed $1,200,000;

(xvi)	enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business and made or entered into in a manner consistent with its well-established practices or as required by this Agreement; or

(xvii)	permit the allowance for loan and lease losses to be less than 1.00% of the total loans and leases outstanding as of 10 days prior to the Effective Date;

4.1.3	Conduct Regarding Representations. MBHC and the Bank will not do or cause to be done anything that would cause any of its representations in Section 3.1 or 3.2 to be untrue at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by Columbia.

4.1.4	Maintenance of Properties. MBHC and the Bank will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice and consistent with MBHC’s past practice.

4.1.5	Preservation of Business Organization. MBHC and the Bank will use all reasonable efforts to:

(i)	preserve its business organization;

(ii)	retain the services of present management; and

(iii)	preserve the goodwill of suppliers, customers and others with whom it has business relationships.

4.1.6	Senior Management; Board of Directors. Except for changes consistent with past practice, MBHC and the Bank will not make any change, including hiring of replacements, with respect to present management personnel having the rank of vice-president or higher or to its Board of Directors.

4.1.7	Compensation and Employment Agreements. Except as set forth in Schedule 4.1.7, MBHC and the Bank will not permit any increase in the current or deferred compensation payable or to become payable by MBHC or the Bank to any of its directors, officers, employees, agents, or consultants other than normal increments in compensation in accordance with MBHC ‘s or the Bank’s past practices with respect to the timing and amounts of such increments.

4.1.8	Update of Financial Statements. MBHC has delivered its Financial Statements to Columbia. MBHC will provide Columbia with any regulatory reports filed, including Call Reports, within 3 Business Days after the filing of such reports, other than Reports that are publicly available. MBHC will deliver unaudited balance sheets and related statements of income and shareholders’ equity for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 5 calendar days after each such month-end (“Monthly MBHC Financial Statements”). Such Monthly MBHC Financial Statements:

(i)	will be prepared from the books and records of MBHC and its Subsidiaries;

(ii)	will present fairly the financial position and operating results of MBHC and its Subsidiaries at the times indicated and for the periods covered;

(iii)	will be prepared in accordance with GAAP (except for the absence of notes) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable, subject to normal year-end adjustments; and

(iv)	will reflect all MBHC’s liabilities, contingent or otherwise, and its Subsidiaries, on the respective dates and for the respective periods covered, except for liabilities: (1) not required to be so reflected in accordance with GAAP or (2) not significant in amount.

4.1.9	Title Reports. No later than 15 days after the Execution Date, MBHC or the Bank will provide Columbia with title reports for the Property issued by a title insurance company reasonably satisfactory to the parties. These title reports must show the current status of title to all Property. Within 15 days after the date on which MBHC or the Bank delivers all of the title reports to Columbia for its review, Columbia shall inform MBHC in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title reports. MBHC shall, within 10 days of the date on which it receives the written notice of objection from Columbia, inform Columbia if there are any objections that it is unable to remove at or prior to Closing. MBHC or the Bank shall not, however, be obligated to remove exceptions that are non-monetary exceptions that do not interfere with the use of the properties as bank branch locations. At Closing, MBHC or the Bank will provide Columbia with title policies issued with respect to each of the Properties, in an amount commensurate with the value of each of the Properties as agreed upon by Columbia and MBHC, dated as of the Closing Date, insuring fee title in CB and that each Property is unencumbered by any Liens, other than Liens for taxes not yet delinquent and other exceptions to title as set forth in the title reports as approved by Columbia.

4.1.10	Review of Loans. MBHC will permit Columbia to conduct an examination of the Bank’s loans to determine its opinion of credit quality and the adequacy of the Bank’s allowance for loan losses. Columbia will have continued access to the Bank’s loans through Closing to update the examination. At Columbia’s reasonable request, MBHC will provide Columbia with current reports updating the information set forth in Schedule 3.2.1.

4.1.11	Conduct of Columbia’s Business Before Closing. Columbia will:

(i)	provide MBHC with prompt written notice of any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to Columbia;

(ii)	conduct, and cause its Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by applicable federal and state laws; and

(iii)	maintain all books and records of it and its Subsidiaries, including all financial statements, in accordance with such accounting principles and practices consistent with those used for the Columbia Financial Statements, except for changes in such principles and practices required under GAAP.

4.2	Registration Statement.

4.2.1	Preparation of Registration Statement.

(i)	A Registration Statement on Form S-4 (together with any amendments or supplements, the “Registration Statement”) will be filed by Columbia with the

SEC under the Securities Act for registration of the shares of Columbia Common Stock to be issued as the stock portion of the Merger Consideration, and the parties will prepare a related prospectus/proxy statement (“Prospectus/Proxy Statement”) to be mailed together with any amendments and supplements to MBHC’s shareholders.

(ii)	The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their best efforts to: (1) file the Registration Statement with the SEC within 45 days following the date on which this Agreement is executed, and (2) obtain the clearance of the SEC, any appropriate state securities regulators and any other required regulatory approvals, to distribute the Prospectus/Proxy Statement.

(iii)	Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the MBHC Meeting (defined in Section 4.2.2(ii))), all information set forth in the Registration Statement that is or is to be furnished by or on behalf of Columbia relating to Columbia and by or on behalf of MBHC relating to MBHC, (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

(iv)	Columbia will pay all costs associated with the preparation by Columbia’s counsel (and other professional advisors) and the filing of the Registration Statement. MBHC will pay all costs associated with the review and preparation by MBHC’s counsel (and other professional advisors) of the Registration Statement and the Prospectus/Proxy Statement. MBHC will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement.

4.2.2	Submission to Shareholders and Regulatory Authorities.

(i)	Columbia and MBHC will submit the Prospectus/Proxy Statement to, and will use their best efforts in good faith to obtain the prompt approval of the Prospectus/Proxy Statement by, all applicable regulatory authorities. The parties will provide each other with copies of such submissions for review.

(ii)

MBHC will promptly take the actions necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a shareholders’ meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement (such meeting and any adjournment or postponement thereof, the “MBHC Meeting”). The MBHC Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to MBHC’s shareholders without objection by applicable governmental authorities; but MBHC will have at least 30 calendar days to solicit proxies. Except as otherwise required to comply with the fiduciary responsibilities of its board of directors, MBHC’s board of directors and officers will recommend approval of the Merger to MBHC’s shareholders.

4.3	Affiliate Letters.

4.3.1	Affiliate List. Certain persons may be deemed affiliates of MBHC under Rule 145 of the Securities Act. Within thirty days after this Agreement is signed, MBHC will deliver to Columbia, after consultation with legal counsel, a list of names and addresses of MBHC’s affiliates with respect to the Merger within the meaning of Rule 145. By the Effective Date, MBHC will deliver, or cause to be delivered, to Columbia a letter from each of these affiliates, and any additional person who becomes an affiliate before the Effective Date and after the date of the list, dated as of the date of its delivery and in the form attached as Exhibit A.

4.3.2	Restrictive Legends. Columbia will place a restrictive legend on all certificates representing Columbia Shares to be received by an affiliate, so as to preclude their transfer or disposition in violation of the affiliate letters. Columbia will also instruct its transfer agent not to permit the transfer of those shares, and to take any other steps reasonably necessary to ensure compliance with Rule 145.

4.4	Submission to Regulatory Authorities. Representatives of Columbia or CB, at Columbia’s or CB’s expense, will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions their counsel finds necessary or desirable in order to consummate the Merger. Columbia will consult with MBHC with respect to these matters prior to filing and provide copies of these applications for MBHC’s review.

4.5	Announcements. The parties will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger, unless otherwise required by law.

4.6	Consents. Each of Columbia, CB, MBHC and the Bank will use their best efforts to obtain the consent or approval of any person, organization or other entity whose consent or approval is required in order to consummate the Merger.

4.7	Notice. MBHC will provide Columbia with prompt written notice of the following:

(a)	any events, individually or in the aggregate, that could have a Material Adverse Effect with respect to MBHC or the Bank;

(b)	the commencement of any proceeding against MBHC or the Bank, or any of its affiliates, by or before any court or governmental agency that, individually or in the aggregate, might have a Material Adverse Effect with respect to MBHC or the Bank; or

(c)	any acquisition of an ownership or leasehold interest in real property, other than an acquisition in good faith of real property to satisfy a debt previously contracted for.

4.8	Confidentiality. Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) is required by law to be disclosed, (ii) becomes available to such party from other sources not bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or is disclosed in a legal action between the parties relating to the Transaction, or (iv) is or becomes public without fault of the subject party. If this Agreement is terminated or the Transaction otherwise fails to be consummated, each party to this Agreement will promptly (i) return to the other all confidential documents obtained from them; and (ii) not use or disclose any nonpublic information obtained under this Agreement or in connection with the Transaction.

4.9	Update of Financial Statements. Columbia has delivered its Financial Statements to MBHC. Columbia will provide MBHC with any regulatory reports filed, including Call Reports, within 3 Business Days after the filing of such reports, other than reports that are publicly available.

4.10	Availability of Columbia’s Books, Records and Properties.

(a)	Columbia will make its books, records, properties, contracts and documents available during business hours with reasonable advance notice to MBHC and its counsel, accountants and other representatives. These items will be open for inspection, audit and direct verification of loan or deposit balances and collateral receipts. Columbia will cooperate fully in any such inspection, audit, or direct verification procedures, and will make available all information reasonably required by or on behalf of Columbia.

(b)	At MBHC’s request, Columbia will request any third parties involved in the preparation or review of (1) Columbia Financial Statements or (2) any audits of Columbia’s operations, loan portfolios or other assets, to disclose to MBHC the work papers or any similar materials related to these items.

4.11	Blue Sky Filings. Columbia will use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or “blue sky” permits and approvals, so long as Columbia will not be required by virtue of such permits and approvals to submit to general jurisdiction in any state.

4.12	Tax Treatment. Neither Columbia or its Subsidiaries nor MBHC or its Subsidiaries will take or cause to be taken any action that would or could reasonably be expected to prevent either of the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

4.13	Best Efforts. Subject to the terms and conditions of this Agreement and, in the case of MBHC, to the exercise by its Board of Directors of its fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers by July 31, 2007, and to otherwise enable consummation of the transactions contemplated by this Agreement.

4.14	Acquisition Proposals and Superior Proposals.

4.14.1	No Solicitation. Except with respect to this Agreement and the transactions contemplated by it, neither MBHC nor any of its directors, officers, agents, affiliates

(as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) may, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

4.14.2	Exceptions. Notwithstanding anything in this Agreement to the contrary, MBHC and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) MBHC’s Board of Directors concludes in good faith and consistent with its fiduciary duties to MBHC’s shareholders under applicable law after taking into consideration advice from legal counsel, that such Acquisition Proposal may result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, MBHC’s Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Mutual Non-Disclosure Agreement dated February 8, 2007 (the “Confidentiality Agreement”), and (c) at least two days prior to providing any information or data to any person or entering into discussions or negotiations with any person, MBHC’s Board of Directors provides Columbia with notice of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives.

4.14.3	Termination of Existing Discussions. MBHC will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties regarding any Acquisition Proposal.

4.14.4	Definitions.

(i)	The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving MBHC or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, MBHC, other than the transaction contemplated or permitted by this Agreement.

(ii)

The term “Superior Proposal” means, with respect to MBHC, any written Acquisition Proposal made by a person other than Columbia (1) that is for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving MBHC, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of MBHC, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the MBHC Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (2) that is otherwise on terms which the Board of Directors of MBHC in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

SECTION 5.

APPROVALS AND CONDITIONS

5.1	Required Approvals. The obligations of the parties to this Agreement are subject to the approval of this Agreement, the Bank Merger Agreement and the Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction; provided, however, that no such consent or approval will have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Columbia or MBHC, would deprive Columbia or MBHC of the material economic or business benefits of the transactions contemplated by the Agreement.

5.2	Conditions to Obligations of Columbia and CB. All obligations of Columbia and CB under this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.2.1	Representations and Warranties. MBHC’s and the Bank’s representations in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all respects as of that earlier date). These representations have the same force and effect as if they had been made at Closing. MBHC and the Bank each has delivered to Columbia its certificate, executed by a duly authorized officer of MBHC and the Bank and dated as of Closing, stating that these representations comply with this Section 5.2.1.

5.2.2	Compliance. MBHC and the Bank each will have performed and complied with all material terms, covenants and conditions of this Agreement. MBHC and the Bank each has delivered to Columbia its certificate, executed by a duly authorized officer of MBHC and the Bank and dated as of Closing, stating that each is in compliance with this Section 5.2.2.

5.2.3	Equity Capital Requirement. The Tangible Equity Capital (defined below) of MBHC as of the Effective Date is no less than the target amount set forth in the following chart:

Effective Date	Tangible Equity Capital Target
After June 30, 2007 and on or before July 31, 2007	$21,485,000

After July 31, 2007 and on or before August 30, 2007	$21,711,000

After August 30, 2007 and on or before September 30, 2007	$21,946,000

After September 30, 2007	$22,179,000

MBHC’s certificate referred to in Section 5.2.2 must confirm that the Tangible Equity Capital condition is satisfied. “Tangible Equity Capital” means common stock, paid in capital, retained earnings, and minus goodwill and any other intangible assets, without giving effect to any impact from gains or losses on available for sale securities. Any Merger Fees paid by MBHC, up to the maximum amount set forth in Section 5.2.4, shall be credited back to Tangible Equity Capital.

5.2.4	Merger Fees. MBHC’s Merger Fees have not exceeded $1,200,000. “Merger Fees” means all costs and expenses incurred by MBHC or owed or paid by MBHC to its investment advisors, legal counsel, accountants and printers in connection with the preparation, negotiation and execution of this Agreement and related documents and the consummation of the Merger.

5.2.5	Merger Fees Statements. MBHC has delivered to Columbia a statement, in a form reasonably satisfactory to Columbia, from each third party to whom MBHC has paid or owes Merger Fees. Each statement must set forth the total costs and expenses paid or owing to the third party in connection with the Transaction. MBHC has delivered to Columbia its certificate, executed by a duly authorized officer of MBHC and dated as of Closing, stating the total Merger Fees incurred by MBHC and certifying that MBHC is in compliance with Section 5.2.4 and this Section 5.2.5.

5.2.6	No Material Adverse Effect. No damage, destruction, or loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to MBHC or the Bank. MBHC’s certificate referred to in Section 5.2.2 states that the conditions identified in this Section 5.2.6 are satisfied.

5.2.7	Financial Condition. The following are true, and MBHC’s certificate referred to in Section 5.2.2 confirms the truth of the following: The Bank’s allowance for loan and lease losses at the Effective Date was and is adequate to absorb estimable and probable loan and lease losses.

5.2.8	No Governmental Proceedings. No action or proceeding has been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

5.2.9	Real Property Matters.

(i)	Columbia has received all title insurance policies required under Section 4.1.9 (or irrevocable commitments by the title insurance company to issue such policies).

(ii)	MBHC or the Bank has executed, and Columbia has received, such deeds or other documents as are necessary to transfer title from MBHC or the Bank to Columbia or CB (or to indicate, as a matter of record, that the beneficial ownership of MBHC or the Bank has changed) to all Property.

5.2.10	Corporate and Shareholder Action. MBHC’s and the Bank’s board of directors and shareholders, respectively, have approved the Mergers.

5.2.11	Tax Opinion. Columbia has, at Columbia’s expense, obtained from Miller Nash LLP, and delivered to MBHC, an opinion addressed to MBHC and Columbia (in form and substance reasonably satisfactory to MBHC and its counsel, and subject to reasonable limitations, conditions and assumptions) substantially to the effect that, so long as the total value of all Columbia Common Stock issued under this Agreement equals or exceeds 45% of the Merger Consideration:

(i)	The Holding Company Merger and the Bank Merger will both qualify as a reorganization under IRC Section 368(a)(1)(A), and each of Columbia, MBHC, CB and Bank will be a party to such reorganization.

(ii)	A holder of MBHC Common Stock who receives solely cash in exchange for its shares of MBHC Common Stock, and who owns those shares as a capital asset and does not actually or constructively own shares of Columbia after the Transaction, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the holder’s aggregate tax basis in its shares of MBHC Common Stock. The gain or loss will be long-term capital gain or loss if the shares of MBHC Common Stock were held for more than one year.

(iii)	A holder of MBHC Common Stock who receives both Columbia Common Stock and cash consideration in exchange for its shares of MBHC Common Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by the holder in the exchange or the amount of cash received by the holder in the exchange. Any gain recognized by a holder who owns its shares of MBHC Common Stock as a capital asset will be treated as capital gain if the exchange is, with respect to the holder, either “substantially disproportionate” or “not essentially equivalent to a dividend,” each within the meaning of IRC Section 302(b). The gain will be long-term capital gain if the shares of MBHC Common Stock were held for more than one year.

(iv)	If a holder of MBHC Common Stock receives cash in lieu of a fractional share interest in such common stock in the Holding Company Merger, the holder will be treated as having received a fractional share of Columbia Common Stock and having immediately exchanged that fractional share for cash in a taxable redemption by Columbia.

5.2.12	Opinion of Counsel. Graham & Dunn PC, counsel to MBHC and the Bank, has delivered to Columbia a legal opinion, in form and substance reasonably satisfactory to Columbia and its counsel, and subject to reasonable limitations, conditions and assumptions, substantially to the effect as set forth in Exhibit B.

5.2.13	NASDAQ Listing. The shares of Columbia Common Stock to be issued pursuant to this Agreement have been approved for listing on the NASDAQ Global Select Market subject only to official notice of issuance.

5.2.14	Affiliate Letters. Columbia has received the affiliate list and letters specified in Section 4.3.1.

5.2.15	Registration Statement. The Registration Statement, as it may have been amended, required in connection with the Columbia Common Stock to be issued to shareholders under Section 2, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

5.2.16	Consents. MBHC or the Bank, as applicable, has obtained the consents as indicated in Schedule 3.1.11(ii).

5.2.17	Fairness Opinion. MBHC has received from Sandler O’Neill an updated fairness opinion, dated as of a date reasonably proximate to the date of the Prospectus/Proxy Statement, to the effect that consideration to be received by MBHC shareholders in the Merger is fair from a financial point of view to MBHC’s shareholders. Columbia will provide Sandler O’Neill with any information reasonably requested for the purpose of issuing a fairness opinion.

5.2.18	Blue Sky Filings. Columbia has received the state securities laws or “blue sky” permits and approvals specified in Section 4.11.

5.3	Conditions to MBHC’s Obligations. All MBHC’s and the Bank’s obligations under this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.3.1	Representations and Warranties. Columbia’s and CB’s representations and warranties in this Agreement and in any certificate or other instrument delivered in connection with this Agreement are true and correct in all respects at Closing (except to the extent that they expressly relate to an earlier date, in which case they are true in all respects as of that earlier date). These representations and warranties have the same force and effect as if they had been made at Closing. Columbia has delivered to MBHC its certificate, executed by a duly authorized officer of Columbia and dated as of Closing, stating that these representations and warranties comply with this Section 5.3.1.

5.3.2	Compliance. Columbia has performed and complied in all material respects with all terms, covenants and conditions of this Agreement. Columbia has delivered to MBHC its certificate, executed by a duly authorized officer of Columbia and dated as of Closing, stating that Columbia is in compliance with this Section 5.3.2.

5.3.3	No Material Adverse Effect. No damage, destruction, loss (whether or not covered by insurance) or other event or sequence of events has occurred which, individually or in the aggregate, has had or potentially may have a Material Adverse Effect with respect to Columbia. Columbia’s certificate referred to in Section 5.3.1 states that the conditions identified in this Section 5.3.3 are satisfied.

5.3.4	No Governmental Proceedings. No action or proceeding has been commenced or threatened by any governmental agency to restrain, prohibit or invalidate the Transaction.

5.3.5	Corporate and Shareholder Action. Each of the following will have approved the Transaction:

(i)	The Boards of Directors of Columbia and CB;

(ii)	Columbia, as shareholder of CB; and

(iii)	The shareholders of MBHC holding at least two-thirds of the outstanding shares of MBHC Common Stock.

5.3.6	Tax Opinion. The tax opinion specified in Section 5.2.11 has been delivered to MBHC.

5.3.7	Opinion of Counsel. Miller Nash LLP, counsel to Columbia, has delivered to MBHC a legal opinion, in form and substance reasonably satisfactory to MBHC and its counsel, and subject to reasonable limitations, conditions and assumptions, substantially to the effect as set forth in Exhibit C.

5.3.8	Fairness Opinion. MBHC has received from Sandler O’Neill the updated fairness opinion specified in Section 5.2.17.

5.3.9	NASDAQ Listing. The shares of Columbia Common Stock to be issued pursuant to this Agreement have been approved for listing on the NASDAQ Global Select Market subject only to official notice of issuance.

5.3.10	Registration Statement. The Registration Statement, as it may have been amended, required in connection with the Columbia Common Stock to be issued to shareholders under Section 2, and as described in Section 4.2, has become effective, and no stop-order suspending the effectiveness of such Registration Statement has been issued or remains in effect, and no proceedings for that purpose have been initiated or threatened by the SEC the basis for which still exists.

5.3.11	Blue Sky Filings. Columbia has received the state securities laws or “blue sky” permits and approvals specified in Section 4.11.

SECTION 6.

DIRECTORS, OFFICERS AND EMPLOYEES

6.1	Directors. As a condition to the execution of this Agreement, each member of the boards of directors of MBHC and the Bank has entered into the written agreements described in Recital F on or before the Execution Date. Such agreements will take effect at the Effective Date.

6.2	Officers’ Contracts. On the Effective Date, the employment agreements described in Recital E will take effect.

6.3	Employee Benefit Issues.

6.3.1	Comparability of Benefits. Columbia and CB intend that their current personnel policies will apply to any current employees of MBHC and the Bank who are retained in the service of Columbia and CB after Closing. Such retained employees will be eligible to participate in all of the benefit plans of Columbia and CB that are generally available to similarly situated employees of Columbia and CB in accordance with and subject to the terms of such plans, provided, however, that if any MBHC or Bank Plans are maintained after the Effective Date, such retained employees may not participate in any duplicative Columbia or CB benefit plans until their MBHC or Bank Plan participation ceases.

6.3.2	Treatment of Past Service. For purposes of such participation, current employees’ prior service with MBHC and/or the Bank will constitute prior service with Columbia and/or CB for purposes of determining eligibility and vesting (including but not limited to vacation time).

6.3.3	No Contract Created. Except as provided in Section 6.2 of this Agreement, nothing in this Agreement will give any employee of MBHC or the Bank a right to continuing employment.

6.4	Indemnification; D&O Insurance.

6.4.1	Indemnification Under Applicable Law and MBHC’s and the Bank’s Articles/Bylaws. Columbia agrees that from and after the Effective Date, Columbia will indemnify and hold harmless each present and former director and officer of MBHC and the Bank, determined as of the Effective Date (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that MBHC and the Bank would have been permitted to indemnify such person under applicable federal and state law and the articles of incorporation or bylaws of MBHC and the Bank in effect on the Execution Date (and Columbia will also advance expenses as incurred to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

6.4.2	Indemnification by Columbia. To the extent that Section 6.4.1 will not serve to indemnify and hold harmless an Indemnified Party, Columbia agrees that it will, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Columbia will also advance expenses as incurred to the fullest extent permitted under applicable law, provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. All rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

6.4.3	Procedural Matters. Any Indemnified Party wishing to claim indemnification under Section 6.4.1 or 6.4.2, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify Columbia, but the failure to so notify will not relieve Columbia of any liability it may have to such Indemnified Party if such failure does not materially prejudice Columbia. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), Columbia will have the right to assume the defense thereof and Columbia will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Columbia elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Columbia and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Columbia will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then Columbia and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

6.4.4	Insurance. For a period of 6 years following the Effective Date, Columbia will cause the persons serving as officers and directors of MBHC and the Bank immediately prior to the Execution Date to be covered by the current policies of directors and officers liability insurance maintained by MBHC and the Bank with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date; provided, however, that Columbia may substitute comparable insurance policies of at least the same coverage and amounts and containing terms and conditions that are not substantially less advantageous than such policies.

6.4.5	Indemnification Agreements. Columbia will provide the former directors of MBHC and/or the Bank who serve as advisory directors to CB after the Effective Date with contractual rights to indemnification comparable to the rights that directors of Columbia’s subsidiaries have under Columbia’s articles.

6.4.6	Effect of Provisions. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and his or her heirs or representatives. Columbia shall make proper provision so any successors or assigns of Columbia or CB assume the obligations set forth in this Section 6.4.

SECTION 7.

TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1	Termination by Reason of Lapse of Time. If Closing does not occur on or before the Termination Date, either Columbia or MBHC may terminate this Agreement and the Bank Merger Agreement at any time following the Termination Date if both of the following conditions are satisfied:

(a)	the terminating party’s board of directors decides to terminate by a majority vote of its members; and

(b)	the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination.

Notwithstanding the foregoing, Columbia and MBHC may not terminate this Agreement pursuant to Section 7.1 on or after the Termination Date if all applicable Regulatory Approvals have been granted and Closing has not occurred solely because of an applicable post Regulatory Approval waiting period. Additionally, Columbia may not terminate this Agreement pursuant to Section 7.1 on or after the Termination Date if Columbia has entered into an agreement or announced a transaction in which Columbia would be acquired by a third party and Columbia has delayed proceeding to Closing in bad faith.

7.2	Termination Due To Columbia Average Closing Price.

7.2.1	MBHC’s Right to Terminate. MBHC may give notice of its intent to terminate this Agreement and the Bank Merger Agreement by written notice to Columbia on the Business Day immediately following the Determination Date, in the event that the Columbia Average Closing Price is less than $25.41. The foregoing event is referred to as the “Adjustment Trigger.” If MBHC elects to exercise its termination right pursuant to this Section 7.2.1 as a result of the Adjustment Trigger, the provisions of Section 7.2.2 will apply. If Columbia declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date, the prices for the Columbia Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.2.

7.2.2	Columbia’s Right to Adjust Consideration. If MBHC provides written notice to Columbia in accordance with Section 7.2.1, then within two Business Days of Columbia’s receipt of such notice, Columbia may elect by written notice to MBHC to increase the Per Share Consideration (the resulting consideration being the “Adjusted Per Share Consideration”) such that the value of the Adjusted Per Share Consideration is no less than $22. Such Adjusted Per Share Consideration can be effected by an increase in the Per Share Cash Consideration, the Per Share Stock Consideration or using a combination of cash and additional shares of Columbia Common Stock, at Columbia’s option. However, the adjustment to the Per Share Consideration shall consist of an adjusted Per Share Cash Consideration of at least $11.25 and an adjusted Per Share Stock Consideration of at least .4231 shares. Additionally, the Adjusted Per Share Consideration may not result in the cash portion of the Merger Consideration constituting more than 55% of the value of the Merger Consideration, assuming all Proposed Dissenting Shares become Perfected Dissenting Shares. If Columbia makes such election to adjust the Per Share Consideration, no termination of this Agreement will occur pursuant to this Section 7.2 and this Agreement will remain in effect according to its terms (except as the Per Share Consideration has been increased). If Columbia does not elect to increase the Per Share Consideration, MBHC may elect to terminate this Agreement and the Bank Merger Agreement on the fifth Business Day after the Determination Date pursuant to this Section 7.2.2.

7.3	Other Grounds for Termination. This Agreement and the Transaction may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by MBHC’s shareholders, unless otherwise provided) as follows:

7.3.1	Mutual Consent. By mutual consent of MBHC and Columbia, if the board of directors of each party agrees to terminate by a majority vote of its members.

7.3.2	No Regulatory Approvals. By either party, if the regulatory approvals required by Section 5.1 are denied (or if any such required approval is conditioned on a substantial deviation from the transactions contemplated by this Agreement); provided, however, that either party will have 15 business days following receipt of such denial to appeal the decision, and if such appeal is timely made, either party will have 60 days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.3.2 during such period of time.

7.3.3	Breach of Representation. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such 30 day period; provided, however, that neither party will have the right to terminate this Agreement pursuant to this Section 7.3.3 unless the breach of such representation or warranty, together with any other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 5.2.1 (in the case of a breach of a representation or warranty by MBHC or the Bank) or Section 5.3.1 (in the case of a breach of a representation or warranty by Columbia or CB). In the event of termination pursuant to this Section 7.3.3, the terminating party will be entitled to receive from the other party the Termination Fee.

7.3.4	Breach of Covenant. By either party, (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such 30 day period. In the event of termination pursuant to this Section 7.3.4, the terminating party will be entitled to receive from the other party the Termination Fee.

7.3.5	MBHC Fails to Recommend Shareholder Approval. By Columbia (provided that Columbia is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if MBHC’s Board of Directors: (a) fails to recommend to its shareholders the approval of the Holding Company Merger, or (b) modifies, withdraws, or changes in a manner adverse to Columbia its recommendation to MBHC’s shareholders to approve the Holding Company Merger, and MBHC’s shareholders fail to approve the Holding Company Merger at the MBHC Meeting. In the event of termination pursuant to this Section 7.3.5, Columbia shall be entitled to receive from MBHC the Termination Fee.

7.3.6	MBHC Shareholders Fail to Approve. By either party (provided that the terminating party is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if the required vote of MBHC’s shareholders for approval of the Holding Company Merger is not obtained at the MBHC Meeting; provided that this Section 7.3.6 shall not apply in the event that Section 7.3.5 is applicable.

7.3.7	Impracticability. By either Columbia or MBHC, upon written notice given to the other party, if the board of directors of the party seeking termination under this Section 7.3.7 has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Transaction has become inadvisable or impracticable by reason of the initiation of litigation by the federal government or the government of the State of Washington to restrain or invalidate the Transaction or this Agreement.

7.3.8	Dissenting Shares. By Columbia, if holders of ten percent (10%) or more of the outstanding shares of MBHC Common Stock are Proposed Dissenting Shares.

7.3.9	Superior Proposal – Termination by MBHC. By the board of directors of MBHC upon written notice to Columbia if the board of directors of MBHC has in good faith and after consultation with legal counsel determined that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that MBHC will not be permitted to terminate this Agreement pursuant to this Section 7.3.9 unless (i) it has not breached Section 4.14 of this Agreement, (ii) concurrent with the delivery of such notice of termination it intends to enter into a letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal, (iii) it has provided Columbia at least 5 days’ prior written notice advising Columbia that the board of directors of MBHC is prepared to accept a Superior Proposal and given Columbia, if it so elects, an opportunity to amend the terms of this Agreement (and negotiated with Columbia in good faith with respect to such terms) in such a manner as would enable MBHC’s and Columbia’s respective board of directors to proceed with the Transaction, and (iv) simultaneously upon entering into such letter of intent, acquisition agreement or similar agreement relating to such Superior Proposal referred to in clause (ii), it delivers to Columbia the Break-Up Fee.

7.4	Termination-Related Fees Payable By MBHC. Due to expenses, direct and indirect, incurred by Columbia in negotiating and executing this Agreement and in taking steps to effect the Transaction, MBHC will pay to Columbia $500,000 (the “Termination Fee”) if Columbia terminates this Agreement pursuant to Sections 7.3.3 (Breach of Representation), 7.3.4 (Breach of Covenant), or 7.3.5 (MBHC Fails to Recommend Shareholder Approval). If the Termination Fee becomes payable pursuant to this Section 7.4, it will be payable on Columbia’s demand and must be paid by MBHC within 3 Business Days following the date of Columbia’s demand.

7.5	Termination Fee Payable By Columbia. Due to expenses, direct and indirect, incurred by MBHC in negotiating and executing this Agreement and in taking steps to effect the Transaction, Columbia will pay to MBHC the Termination Fee if MBHC terminates this Agreement pursuant to Sections 7.3.3 (Breach of Representation) or 7.3.4 (Breach of Covenant). If the Termination Fee becomes payable pursuant to this Section 7.5, it will be payable on MBHC’s demand and must be paid by Columbia within 3 Business Days following the date of MBHC’s demand.

7.6	Break-Up Fee.

7.6.1	If this Agreement is terminated pursuant to Section 7.3.9 (Superior Proposal – Termination by MBHC), then MBHC will immediately pay to Columbia a fee equal to $2,500,000 (the “Break-Up Fee”).

7.6.2	If, after an Acquisition Proposal with respect to MBHC becomes publicly known, this Agreement is terminated pursuant to Section 7.3.5 (MBHC Fails to Recommend Shareholder Approval) or 7.3.6 (MBHC Shareholders Fail to Approve) and prior to or within 6 months after such termination, MBHC or the Bank enters into an agreement, or publicly announces an intention, to engage in an Acquisition Proposal, then MBHC will promptly pay to Columbia the Break-Up Fee less the amount of any Termination Fee previously paid.

7.7	Cost Allocation Upon Termination. In connection with the termination of this Agreement under this Section 7, except as provided in Sections 7.4, 7.5 and 7.6, Columbia and MBHC will each pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to the other party. The parties agree that the agreements herein with respect to the Termination Fee and the Break-Up Fee are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

SECTION 8.

MISCELLANEOUS

8.1	Notices. Any notice, request, instruction or other document to be given under this Agreement must be in writing and will be deemed effective and delivered upon (a) actual receipt if delivered personally (including by courier), (b) confirmation of transmission if sent via facsimile transmission, or (c) 5 days after mailing if sent by registered or certified mail, postage prepaid, addressed as follows:

Columbia /CB	Columbia Banking System, Inc. 1301 “A” Street Tacoma, Washington 98402-4200 Fax: (253) 272-2601 Attn: Melanie J. Dressel, President and CEO

with a copy to:	Mary Ann Frantz, Esq. Miller Nash LLP 3400 US Bancorp Tower Portland, OR 97204 Fax: (503) 224-0155

MBHC/ Bank	Mountain Bank Holding Company 501 Roosevelt Avenue Enumclaw, Washington 98022 Fax: (360) 802-9202 Attn: Roy T. Brooks, Chairman, President and CEO

with a copy to:	Stephen M. Klein, Esq. Kumi Y. Baruffi, Esq. Graham & Dunn PC Pier 70 2801 Alaskan Way Suite 300 Seattle, Washington 98121-1128 Fax: (206) 340-9599

or to such other address or person as any party may designate by written notice to the other.

8.2	Waivers and Extensions. Subject to Section 9 of this Agreement, Columbia or MBHC may grant waivers or extensions to the other party, but only through a written instrument executed by the President and Chief Executive Officer of the party granting the waiver or extension. Waivers or extensions that do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

(a)	any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

(b)	compliance with any of the covenants of any other party; and

(c)	any other party’s performance of any obligations under this Agreement and any other condition precedent set out in Section 5.

8.3	Construction and Execution in Counterparts. Except as otherwise expressly provided in this Agreement, this Agreement: (i) covers the entire understanding of the parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.4	Survival of Representations, Warranties, and Covenants. The representations and covenants in this Agreement will not survive Closing or termination of this Agreement, except that (A) Section 4.8 (Confidentiality), Sections 7.4, 7.5 and 7.6 (Termination-Related Fees & Break-Up Fee), Section 7.7 (cost allocation), and Sections 8.3 through 8.8 will survive termination, and (B) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following Closing, including without limitation, 6.3 (Employee Benefit Issues) and 6.4 (Indemnification and Insurance), will survive Closing.

8.5	Attorneys’ Fees and Costs. In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the substantially prevailing party in any such litigation, including on appeal, will be entitled to reimbursement from the other party of its costs and expenses, including reasonable attorneys’ fees.

8.6	Arbitration. At either party’s request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association’s rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator’s decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys’ fees. Any arbitration or related proceedings will take place in Pierce County, Washington.

8.7	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that federal law may govern certain matters.

8.8	Severability. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

8.9	No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties any rights or remedies under this Agreement.

SECTION 9.

AMENDMENTS

Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the boards of directors of the parties, whether before, at or after the MBHC Meeting; provided, however, that after approval by MBHC’s shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of MBHC without the further approval of such shareholders. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension or waiver.

[signatures on next page]

DATED this 28th day of March, 2007.

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
Its:	President and Chief Executive Officer

COLUMBIA STATE BANK

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
Its:	President and Chief Executive Officer

MOUNTAIN BANK HOLDING COMPANY

By:	/s/ Roy T. Brooks
Roy T. Brooks
Its:	President and Chief Executive Officer

MT. RAINIER NATIONAL BANK

By:	/s/ Steve Moergeli
Steve Moergeli
Its:	President and Chief Executive Officer

[Signature Page to Plan and Agreement of Merger]